Exhibit 10.1

[Approved by Board of Directors—11/18/04]

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

2004 Equity Participation Plan

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

2004 Equity Participation Plan

Exhibit 10.1

[Approved by Board of Directors—11/18/04]

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

2004 Equity Participation Plan

Section 1.  General Purpose of Plan; Definitions.

The name of this plan is the Financial Security Assurance Holdings Ltd. 2004 Equity Participation Plan (the “Plan”).  The purpose of the Plan is to enable the Company to retain and attract executives and employees who will contribute to the Company’s success by their ability, ingenuity and industry, and to enable such executives and employees to participate in the long-term growth of the Company and Dexia by obtaining a proprietary interest in the Company or Dexia or the cash equivalent thereof.

The Plan shall be unfunded.  All obligations of the Company under the Plan shall be paid from the general assets of the Company.

For purposes of the Plan, the following terms shall be defined as set forth below:

a.                                       “Act” means the Securities Exchange Act of 1934, as amended.

b.                                      “Adjusted Book Value” means, as of a particular date, the Book Value on such date, subject to the following adjustments, each of which shall have been derived from the Company’s U. S. GAAP financial statements for the period ended on such date (or, if not derivable from such financial statements, shall be determined in good faith by the Company), but reduced by the amount of the federal income tax applicable thereto:

(i)                                     add to the Book Value the sum of (A) the unearned premiums net of prepaid reinsurance premiums at such date, (B) the estimated present value of future installment premiums, net of reinsurance, at such date, (C) the estimated present value of ceding commissions to be received related to reinsured future installment premiums at such date, and (D) the estimated present value of future net interest margin at such date; and

(ii)                                  subtract from such total the sum of (A) the deferred acquisition costs at such date and (B) the estimated present value of premium taxes to be paid related to future installment premiums.

For purposes hereof, Adjusted Book Value shall be determined excluding the after-tax effect of gains or losses attributable to mark-to-market of Investment Grade credit derivatives.

c.                                       “Adjusted Book Value per share” means, as of a particular date, Adjusted Book Value on such date divided by the number of shares of FSA Stock outstanding (excluding treasury shares other than those owned to hedge obligations under the Company’s Deferred Compensation Plan(s) or Supplemental Executive Retirement Plan(s)) on such date.

d.                                      “Board” means the Board of Directors of the Company.

e.                                       “Book Value” means, as of a particular date, the Company’s total shareholders’ equity on such date, as derived from the Company’s U. S. GAAP financial statements for the period ended on such date.  For purposes hereof, Book Value shall be determined excluding the after-tax effect of gains or losses attributable to mark-to-market of Investment Grade credit derivatives.

f.                                         “Book Value per share” means, as of a particular date, Book Value on such date divided by the number of shares of FSA Stock outstanding (excluding treasury shares other than those owned to hedge obligations under the Company’s Deferred Compensation Plan(s) or Supplemental Executive Retirement Plan(s)) on such date.

g.                                      “Cause” means (i) conviction of, or plea of nolo contendere (or similar plea) by, a Participant in a criminal proceeding for commission of a misdemeanor or a felony that is materially injurious to the Company; or (ii) willful misconduct by a Participant in carrying out his or her duties with the Company which is directly and materially harmful to the business or reputation of the Company.

h.                                      “Change in Control” means (i) an event or series of events as a result of which any “person” or “group” (as such terms are defined in Rule 13d-5 under the Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act) of shares of capital stock entitling the holder thereof to cast more than 50% of the votes for the election of directors of the Company; or (ii) the approval by the Company’s shareholders of the Company’s consolidation with or merger into another unaffiliated corporation, or another unaffiliated corporation’s merger into the Company, or the conveyance, transfer or lease of all or substantially all of its assets to any unaffiliated person or (iii) unless otherwise determined by the Board, the liquidation or dissolution of the Company.

i.                                          “Code” means the Internal Revenue Code of 1986, as amended.

j.                                          “Committee” means the committee administering the Plan pursuant to Section 2.

k.                                       “Company” means Financial Security Assurance Holdings Ltd. (and, unless required otherwise by the context, its Subsidiaries), a corporation organized under the laws of the State of New York (or any successor corporation).

l.                                          “Dexia” means Dexia S.A., a limited liability company under Belgium law having its registered office at 1000 Brussels, Square de Meeus 1, registered with the Commercial Registry of Brussels under 604.748 (or any successor thereto).

m.                                    “Dexia Restricted Stock” means an award of shares of Dexia Stock that are subject to the conditions under Section 6.

n.                                      “Dexia Stock” means ordinary shares of Dexia.

o.                                      “Disability” means permanent and total disability as determined under the Company’s long-term disability program or as otherwise determined by the Committee.

p.                                      “Disinterested Person” means a person meeting the requirements, if any, to be a member of a compensation committee prescribed by Section 16 of the Act or any rule or regulation thereunder.

q.                                      “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

r.                                         “Fair Market Value” means, as of a particular date (i) in the case of FSA Stock, if such shares are not then publicly traded, the greater of (A) the product of 0.85 and the Adjusted Book Value per share of FSA Stock as of the last day of the calendar quarter ending prior to the date of determination of Fair Market Value and (B) the average of (a) the product of 1.15 and the Adjusted Book Value per share of FSA Stock as of the last day of the calendar quarter ending prior to the date of determination of Fair Market Value and (b) the product of 14 and Operating Earnings per share of FSA Stock as of the last day of the calendar quarter ending prior to the date of determination of Fair Market Value; and (ii) in the case of FSA Stock or Dexia Stock, if such shares are then publicly traded, the closing sales price per share of FSA Stock on the principal national securities exchange on which FSA Stock is then traded or, in the case of Dexia Stock, the Euronext Brussels stock exchange (or, if not then traded on the Euronext Brussels stock exchange, the principal stock exchange on which Dexia Stock is then traded), in either such case, on the last preceding date (including such particular date) (or such other date as shall be specified herein) on which there was a sale of such shares on such exchange and, in the case of Dexia Stock, converted into U.S. dollars using the noon buying rate published by the Federal Reserve Bank of New York for such date (or, if such rate is no longer published, such other rate as the Committee shall approve), provided that if FSA Stock is not traded on a national securities exchange but is traded in an over-the-counter market, “Fair Market Value” means the average of the closing bid and asked prices for such shares in such over-the-counter market for the last preceding date (including such particular date) (or such other date as shall be specified herein) on which there was a sale of such shares in such market.

s.                                       “FSA Stock” means the Common Stock, $.01 par value per share, of the Company.

t.                                         “Good Reason” means the voluntary termination by a Participant of his or her employment with the Company, after the occurrence of any one of the following events without the Participant’s express written consent:  (i) a diminution of any of the Participant’s significant duties or responsibilities; (ii) a breach by the Company of its obligations hereunder; (iii) the Company requiring the Participant to be based at an office that is greater than twenty-five miles from the previous location of the Participant’s office; or (iv) a material adverse change in the Participant’s total compensation.  Notwithstanding the foregoing, a Participant shall not be deemed to have terminated his or her employment for Good Reason unless the Participant provides 60 days’ prior written notice to the Company stating in reasonable detail the basis upon which “Good Reason” is asserted, such notice is given within 120 days of the later of the occurrence of the event or the date the Participant knows or should have known of the event which would otherwise constitute Good Reason and, if such failure or breach is reasonably susceptible to cure, the Company does not effect a cure within such 60-day period.

u.                                      “Internal Reorganization” means the direct or indirect acquisition of all or substantially all of the outstanding FSA Stock by a newly organized holding company established to own the Company and other companies engaged or to be engaged in the financial guaranty insurance business, immediately following which Dexia continues to own, directly or indirectly, shares of capital stock of the Company entitling Dexia to, directly or indirectly, cast more than 90% of the votes for the election of directors of the Company.

v.                                      “Investment Grade” means exposure at or above the investment grade category by, or in accordance with criteria of, Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.

w.                                    “Operating Earnings” means, as of a particular date, net income of the Company for the first four completed calendar quarters ended on or prior to such date less the after-tax effect of gains or losses attributable to mark-to-market of Investment Grade credit derivatives, as determined by the

Company, consistent, as applicable, with its determination of net income reported from time to time in the Company’s quarterly reports on Form 10-Q.

x.                                        “Operating Earnings per share” means, as of a particular date, Operating Earnings for the first four completed calendar quarters ended on or prior to such date, divided by the number of shares of FSA Stock outstanding (excluding treasury shares other than those owned to hedge obligations under the Company’s Deferred Compensation Plan(s) or Supplemental Executive Retirement Plan(s)) on such date.

y.                                      “Participant” means any employee of the Company selected for participation in the Plan by the Committee (as a recipient of Performance Shares, Dexia Restricted Stock or Performance Share Units).

z.                                        “Performance Cycle” means a time period specified by the Committee at the time a grant of Performance Shares is made, during which the performance of the Company, a Subsidiary or a Division will be measured.

aa.                                 “Performance Objectives” means goals set by the Committee with respect, but not limited, to:  (i) earnings per share of FSA Stock or Dexia Stock, (ii) pre-tax profits, (iii) net earnings or net worth, (iv) absolute and/or relative return on equity or assets, (v) any combination of the foregoing, or (vi) any other standard or standards deemed appropriate by the Committee at the time a grant of Performance Shares is made.  Performance Objectives may be in respect of the performance of the Company and its Subsidiaries (which may be on a consolidated basis), a Subsidiary or a Division.

bb.                               “Performance Shares” means Performance Shares granted to a Participant under Section 5.

cc.                                 “Performance Share Units” means Performance Share Units granted to a Participant under Section 7, consisting of Performance Shares and Dexia Restricted Stock.

dd.                               “Retirement” means early retirement (at or after age 55) or normal retirement (after age 60) from active employment with the Company, or as otherwise determined by the Committee.

ee.                                 “ROE” means, in respect of any Performance Cycle, the average of:

(i)                                     the discount rate (expressed as an annual percentage rate) such that (a) the Adjusted Book Value per share of FSA Stock on the last day of the Performance Cycle, adjusted to exclude the after-tax change in accumulated other comprehensive income (unrealized gains and losses in the Company’s investment portfolio and any other component of other comprehensive income) during such Performance Cycle, and the dividends paid per share during such Performance Cycle, each discounted at such discount rate to the first day of such Performance Cycle, equals (b) the Adjusted Book Value per share of FSA Stock on the first day of such Performance Cycle; and

(ii)                                  the discount rate (expressed as an annual percentage rate) such that (a) the Book Value per share of FSA Stock on the last day of the Performance Cycle, adjusted to exclude the after-tax change in accumulated other comprehensive income (unrealized gains and losses in the Company’s investment portfolio and any other component of other comprehensive income) during such Performance Cycle, and the dividends paid per share during such Performance Cycle, each discounted at such discount rate to the first day of such Performance Cycle, equals (b) the Book Value per share of FSA Stock on the first day of such Performance Cycle.

ff.                                     “Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code.  In the event that after the date hereof the Company becomes a “subsidiary corporation” of another company, the provisions hereof applicable to Subsidiaries shall, unless otherwise determined by the Committee, also be applicable to such other company if it is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

Section 2.  Administration.

The Plan shall be administered by a Committee of not less than two persons, who shall be members of and appointed by the Board and serve at the pleasure of the Board, unless otherwise determined by the Board, and who shall be Disinterested Persons so long as the FSA Stock is registered pursuant to Section 12 of the Act.  Unless otherwise determined by the Board, the Human Resources Committee of the Board shall serve as the Committee.

The Committee shall have the power and authority to grant to Participants, pursuant to the terms of the Plan:  (a) Performance Shares, (b) Dexia Restricted Stock and (c) Performance Share Units.

In particular, the Committee shall have the authority:

(i)                                     to select the officers and other key employees of the Company to whom Performance Shares, Dexia Restricted Stock and/or Performance Share Units may from time to time be granted hereunder;

(ii)                                  to determine whether and to what extent Performance Shares, Dexia Restricted Stock or Performance Share Units, or a combination of any of the foregoing, are to be granted hereunder;

(iii)                               to determine the number of shares of FSA Stock or Dexia Stock to be covered by each such award granted hereunder;

(iv)                              to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, any vesting requirements or other restrictions or performance criteria relating to any Performance Shares, Dexia Restricted Stock or Performance Share Units awarded hereunder and/or any shares of FSA Stock or Dexia Stock relating thereto);

(v)                                 to determine whether, and to what extent any one or more specified Performance Objectives, relating to an award of Performance Shares under the Plan, have been met by the Company over any one Performance Cycle; and

(vi)                              to determine whether, to what extent and under what circumstances FSA Stock, Dexia Stock and other amounts otherwise payable with respect to an award under the Plan shall be deferred either automatically or at the election of the Participant.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.  Without limiting the generality of the foregoing, the Committee may (subject to such considerations as may arise under Section 16 of the Act, or under other corporate, securities and tax laws) take any steps it deems appropriate, that are not materially substantive and are not inconsistent with the purposes and intent of the Plan, to take into account the provisions of Section 162(m) of the Code and the Committee may take any steps it deems appropriate (including amending the terms or imposing further conditions on any award issued under the Plan), that are not inconsistent with the purposes and intent of the Plan, to take into account any proposed or existing legislation or regulations (whether U.S. federal, state, or local or foreign), or to obtain or maintain favorable taxation, exchange control or securities regulatory treatment for the Company or a Participant.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding, in the absence of bad faith or manifest error, on all persons (including, without limitation, any interpretations of the Plan), including the Company and Participants, and otherwise entitled to the maximum deference permitted by law.

To the maximum extent permitted by law, the Committee and the members thereof shall be indemnified by the Company for all action and inaction by each of them in connection with the administration of the Plan or otherwise in connection with the Plan.

Section 3.  FSA Stock Subject to Plan.

The total number of shares of FSA Stock reserved and available for distribution under the Plan shall be 3,300,000; such shares may consist, in whole or in part, of authorized and unissued shares, treasury shares, re-acquired shares, or shares purchased by a grantor trust as provided for in Section 5.

If any shares of FSA Stock issuable pursuant to any Performance Share or Performance Share Unit award granted hereunder cease to be issuable thereunder, shall be paid in cash or such award otherwise terminates, such shares shall again be available for distribution in connection with future awards under the Plan.

The Plan contemplates, but does not require, that the Committee will award Performance Share Units each year in a number equal to approximately 1% of the number of issued and outstanding shares of FSA Stock.  The aggregate number of shares of FSA Stock reserved for issuance under the Plan and the number of shares of FSA Stock issuable pursuant to outstanding Performance Shares shall be appropriately adjusted by the Committee in the event of any increase or decrease in the number of outstanding shares of FSA Stock resulting from payment of an FSA Stock dividend on FSA Stock, a subdivision or combination of shares of FSA Stock, a reclassification of FSA Stock, a recapitalization involving the Company or in the event of a merger or consolidation in which the Company shall be the surviving corporation.

Section 4.  Eligibility.

Officers and other employees of the Company (but not any person who serves only as a director) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company are eligible to be granted Performance Shares, Dexia Restricted Stock and/or Performance Share Units under the Plan.  The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award.

Section 5.  Performance Shares.

(a)                                  Administration and Awards.  The Committee, in its discretion, may grant Performance Shares to one or more Participants.  The terms and conditions of any grant of Performance Shares shall be set forth in a written agreement between the Company and the Participant.  Such written agreement may permit a Participant to make elections thereunder with respect to the Performance Objective(s) applicable thereto and/or the method(s) of calculating such Performance Objective(s).  Performance Shares shall be denominated in shares of FSA Stock and, contingent upon the attainment of specified Performance Objectives within one or more Performance Cycles and, subject to the Company’s rights as set forth in paragraph (c) of this Section 5, represent the right to receive a distribution of FSA Stock and/or payment of cash following the completion of each Performance Cycle, as provided in paragraph (b) of this Section 5.  The Committee shall determine the extent to which any one or more Performance Objectives have been achieved by the Company in the applicable Performance Cycle.  In the absence of bad faith or manifest error, the Committee’s determination shall be final and binding upon a Participant.

Performance Shares may be granted to a Participant prior to or during a Performance Cycle, but distributions and payments with respect thereto may only be made following the completion of a Performance Cycle, except as otherwise provided in paragraph (d) of this Section 5 following a Change in Control or as otherwise approved by the Committee.  The number of Performance Shares subject to an award shall be allocated among the Performance Cycle(s) covered by such award in such manner as the Committee shall determine.  The written agreement evidencing the award of Performance Shares shall specify the number of Performance Shares subject to the award, the number and duration of the Performance Cycles to which those Performance Shares relate, the Performance Objectives, the identification of the Performance Cycle(s) within which such Performance Objectives must be satisfied, the number of Performance Shares allocated to each such Performance Cycle, and the vesting provisions with respect to such Performance Shares (i.e., the date or, if vesting is on an installment basis, the dates after which the Participant shall have indefeasible right to the distribution and/or payment described in paragraph (b) of this Section 5, if any, with respect to certain or all Performance Shares subject to the award), subject to the limitations thereon described below.  The number of Performance Shares allocated to a Performance Cycle under any award of Performance Shares to a Participant shall not exceed 100,000.  Unless otherwise specified by the Committee at the time of award, the Performance Objective for each Performance Cycle shall be the ROE during such Performance Cycle.

If any change shall occur in or affect the FSA Stock or Performance Shares on account of any increase or decrease in the number of outstanding shares of FSA Stock resulting from payment of a stock dividend on FSA Stock, a subdivision or combination of shares of FSA Stock, a reclassification of FSA Stock, a recapitalization involving the Company or in the event of a merger or consolidation in which the Company shall be the surviving corporation, the Committee shall make such adjustments, if any, that it deems necessary in the number of shares of FSA Stock allocated to awards of Performance Shares then outstanding to reflect such change.  In the event of an Internal Reorganization (providing for a new holding company for the FSA group of companies), (i) the Committee shall make such adjustments to then outstanding Performance Shares (including Performance Shares underlying outstanding Performance Share Units) as it shall deem appropriate to reflect such Internal Reorganization so that the holders of outstanding Performance Shares are compensated based upon the overall performance of the reconstituted FSA group of companies, including, without limitation, adjusting the number of shares of FSA Stock allocated to such Performance Shares and adjusting the Performance Objectives or manner of calculating the Performance Objectives in respect of such Performance Shares; and (ii) the term “Company” shall be deemed to refer to such new holding company and the term “FSA Stock” shall be deemed to refer to the securities of such new holding company for all purposes of the Plan.

To reflect a change in tax laws or regulations or accounting principles, the Committee shall make such adjustments in the Performance Objectives set forth in all outstanding awards of Performance Shares in respect of Performance Cycles not then completed so as to reflect such change to preserve the value of the Performance Shares consistent with the intent and the purpose of the Plan, provided the Company’s independent auditors shall have determined that such adjustments shall not result in the Company’s loss of deductibility under Section 162(m) with respect to Participants whose compensation is, in the reasonable belief of the Committee, subject thereto.  Further, with respect to a Participant, the deductibility of whose award of Performance Shares will not, in the reasonable belief of the Committee, be subject to Section 162(m) of the Code, the Committee may, in its discretion and independent of any determination made by the Company’s independent auditors, adjust the Performance Objective(s) in respect of Performance Cycles not then completed so as to reflect a change in tax laws or regulations or accounting principles to preserve the value of the Performance Shares consistent with the intent and the purpose of the Plan.

Performance Shares shall be vested at such time or times as determined by the Committee (taking into account, without limitation, Section 16 of the Act) at the date of award, provided that acceleration of vesting may be granted by the Committee after the date of award, but in no event shall the Committee provide a vesting schedule which would vest fewer Performance Shares in a Participant through the completion of a particular Performance Cycle than the aggregate number of Performance Shares allocated to such Performance Cycle and all Performance Cycles included in such award which have been previously completed.  If the Committee provides, in its discretion, that any award is vested only in installments, the Committee may waive such installment vesting provisions at any time.

Upon termination of a Participant’s employment by the Company without Cause and upon Retirement, unvested Performance Shares shall vest pro-rata in proportion to the percentage of the Performance Cycle for such Performance Shares during which the Participant was employed by the Company.  In addition, all unvested Performance Shares shall vest (i) upon death or Disability while employed by the Company and (ii) as set forth in paragraph (d) of this Section 5 in the event of a Change in Control.  Except as provided above, Performance Shares not vested on the date of termination of employment shall be forfeited.

(b)                                 Distributions and Payments on Completion of Performance Cycle.  In furtherance of an election discussed in paragraph (c) of this Section 5, distributions of shares of FSA Stock and/or payments of cash with respect to Performance Shares allocated to a particular Performance Cycle covered by an award shall be made to the Participant within one hundred twenty (120) days after the completion of such Performance Cycle in accordance with the Committee’s determination of the achievement of the applicable Performance Objectives, unless the agreement evidencing the award provides for the deferral of such distribution or payment, in which event the terms and conditions of the deferral shall be set forth in the agreement.  Provided a Participant who has been granted a Performance Shares award shall have been employed by the Company through the date on which a particular Performance Cycle shall have been completed, or such Participant’s employment with the Company shall have been terminated prior thereto by reason of death or Disability, such Participant shall be entitled to receive with respect to each such award:

(i)                                     a number of shares of FSA Stock to be determined in accordance with the following formula:

a x b = c ; or

(ii)                                  a cash payment in an amount to be determined in accordance with the following formula:

a x b x d = e; or

(iii)                               a combination of FSA Stock and cash in the amounts determined in accordance with the formulae set forth in clauses (i) and (ii) above, provided, however, that, in such event, in each such formula a shall be multiplied by the percentage that represents the portion of the Performance Shares allocated to such Performance Cycle to be paid in FSA Stock or cash, as the case may be;

where:

a =                               the number of Performance Shares granted in such award allocated to the applicable Performance Cycle;

b =                               a percentage (which may be more than 100%), which represents the extent to which the Performance Objectives set forth in such award have been achieved by the Company in the applicable Performance Cycle;  Specifically, unless otherwise specified by the Committee at the time of award, the ROE calculated for each Performance Cycle will determine such percentage according to the following table:

Performance	Percentage of Performance
Cycle ROE	Objective Achieved

19% or higher	200%
16%	150%
13%	100%
10%	50%
7%	0%

All points in between will be interpolated using the straight line method.

c =                                the number of shares of FSA Stock to be distributed to a Participant at the end of the applicable Performance Cycle pursuant to such award;

d =                               the Fair Market Value of a share of FSA Stock as of the last day of the applicable Performance Cycle or such other date as the Committee shall specify in such award; and

e =                                the amount of the cash to be paid to the Participant at the end of the applicable Performance Cycle pursuant to such award.

The Committee may, in its sole and absolute discretion, provide that in the event a Participant shall not have been employed by the Company through the date on which a particular Performance Cycle covered by such Participant’s award shall have been completed, such Participant may be entitled to a distribution of FSA Stock and/or cash in respect of Performance Shares which have vested but with respect to which a distribution or payment had not previously been made with respect thereto, by allocating such vested, but unpaid, Performance Shares to the remaining uncompleted Performance Cycles covered by such

Participant’s award in such amounts as it determines, but in no event shall such Participant receive allocations more favorable than the original allocations made in such Participant’s award.

(c)                                  Election to Receive Stock or Cash.  Subject to any deferral election made pursuant to the terms and conditions of an agreement evidencing an award hereunder, at a date determined by the Company and notified to each Participant prior to the date on which a Performance Cycle shall be completed with respect to a Participant’s award of Performance Shares, such Participant may make an election to receive such Participant’s distribution, if any, following completion of such Performance Cycle, in shares of FSA Stock and/or cash.  Such election shall be made in writing and shall be delivered to the Company’s Chief Financial Officer or General Counsel, or such other officer as the Committee shall from time to time designate.  Notwithstanding any such election, the Committee may in its sole and absolute discretion satisfy the Company’s obligations to any Participant either by delivery of shares of FSA Stock, subject to the availability of such FSA Stock under the Plan, or by paying cash.  If the Participant shall fail to make a timely election, the Committee shall have the sole discretion to deliver shares of FSA Stock and/or pay cash to satisfy any such obligation.

In the event Participants elect to receive shares of FSA Stock in satisfaction of the Company’s obligations under paragraph (b) of this Section 5 with respect to the completion of a particular Performance Cycle, and the aggregate number of shares of FSA Stock subject to such elections exceeds the maximum number of shares of FSA Stock reserved and available for distribution under the Plan, the Committee shall have the absolute and sole discretion to satisfy such obligations by reducing the number of shares of FSA Stock subject to such elections to that number which equals the maximum number of shares of FSA Stock so reserved and available for distribution under the Plan.  In such event, the Committee shall reduce the number of shares of FSA Stock pursuant to each Participant’s election pro rata, based upon the number of shares of FSA Stock otherwise issuable pursuant to such elections.  The Company shall satisfy the obligations to such Participants, which remain unsatisfied following a distribution made pursuant to the foregoing reduction, by paying cash to such Participants in accordance with the formula, and within the time period, set forth in paragraph (b) of this Section 5.

(d)                                 Change in Control.  In the event of a Change in Control, all Participants who then hold awards of Performance Shares will immediately become fully vested with respect thereto (“Accelerated Shares”); provided that such accelerated vesting shall not apply if a Plan Continuation shall have occurred as provided below in this paragraph (d) (“Non-Accelerated Shares”).  In the event of a Change in Control, a Participant shall be entitled to a cash payment, or payments, pursuant to paragraph (b) of this Section 5 with respect to all Performance Cycles completed on or prior to the date of the Change in Control as provided in said paragraph; in addition, the Committee shall value all Accelerated Shares in respect of Performance Cycles which shall not have been completed on or before the date of the Change in Control based upon the formulae set forth in paragraph (b) of this Section 5 except that b shall be equal to a percentage (the “Minimum Percentage”) equal to (i) for all Performance Cycles that do not include at least one completed year at the Operative Date (as defined below), 100%, and (ii) for all Performance Cycles that include at least one completed year at the Operative Date, a percentage (which may be more than 100%), which represents the extent to which the Performance Objectives set forth in such award have been achieved by the Company in the applicable Performance Cycle assuming that the Company achieved 100% of its Performance Objectives for each year not completed at the Operative Date.  For purposes of the foregoing, the “Operative Date” shall mean the date of the Change in Control.  On the date one year after the Change in Control (the “One-Year Period”), the Company shall pay a Participant the cash to which such Participant is entitled with respect to the Performance Shares whose vesting has been accelerated based on the Change in Control unless, prior thereto, such Participant’s employment shall have been terminated by the Company for Cause or such Participant shall have voluntarily terminated his/her employment without Good Reason (defined below), in either of which events such Participant shall forfeit all rights to such Performance Shares whose vesting has been accelerated based upon the Change in Control and which would not otherwise have vested and all rights to payment attributable to application of the Minimum Percentage and any distribution of FSA Stock and/or cash with respect thereto.  In the case of any Performance Cycle completed during the One-Year Period, payment of any amount due shall be made in accordance with paragraph (b) of this Section 5, provided that any incremental payment due pursuant to the foregoing provisions of this paragraph (d) by reason of application of the Minimum Percentage shall be payable at the end of the One-Year Period unless forfeited.

In the event of a Change in Control, the Board of Directors may elect by resolution prior to the Change in Control to continue the Plan (a “Plan Continuation”), in which event all Non-Accelerated Shares shall vest and be payable as if no Change in Control had occurred except as otherwise provided in the next two succeeding sentences.  Following a Plan Continuation, if a Participant’s employment shall be terminated by the Company without Cause or such Participant shall voluntarily terminate his or her employment for Good Reason, in either case prior to the completion of any Performance Cycle in respect of any Non-Accelerated Shares, then (i) all Non-Accelerated Shares outstanding at the date of the Change in Control and having Performance Cycles which shall not have been completed prior to the date of termination of employment shall be deemed to be Accelerated Shares (“Re-Accelerated Shares”) for purposes of this paragraph (d) and (ii) payment in respect of such Re-Accelerated Shares shall be made as provided in this paragraph (d) for Accelerated Shares (except that the “Operative Date” shall mean the date of termination of employment) and shall be paid immediately as if the One-Year Period shall have elapsed.  In the event of a Plan Continuation, the Committee shall make such adjustments, if any, to the Performance Objectives and/or the method of calculating the Performance Objectives as it shall deem necessary or appropriate to preserve the value of the Non-Accelerated Shares consistent with the intent and the purpose of the Plan.

(e)                                  Holders of Performance Shares Not To Be Treated As Stockholders.  Neither any Participant awarded Performance Shares hereunder, nor any person entitled to exercise a Participant’s rights thereto in the event of death, shall have any rights of a stockholder with respect to any share of FSA Stock subject to such Participant’s award of Performance Shares, except to the extent that a certificate for such shares shall have been issued as provided for herein.

(f)                                    Non-Transferability of Performance Shares.  No Performance Share shall be transferable by a Participant, or otherwise subject to voluntary or involuntary sale, pledge, anticipation, alienation, encumbrance, assignment, garnishment or attachment, other than by will or by the laws of descent and distribution.

(g)                                 Funding.  Prior to the award of any Performance Shares, the Committee may establish a funding vehicle to assist the Company with its obligations under this Section 5.  The Committee may provide that credits and allocations otherwise provided for by this Section 5 shall be adjusted to take into account the amount and timing of purchases and sales of, and dividends with respect to, FSA Stock under such fund; the manner in which such fund otherwise operates; the amount of FSA Stock in such fund from time to time; and such other factors as the Committee may deem relevant; provided that the limitation in Section 3 hereof may not be adjusted under this sentence.  Any fund shall be designed not to cause the plan to be considered to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Section 6.  Dexia Restricted Stock.

(a)                                  Administration.  Shares of Dexia Restricted Stock may be issued either alone or in addition to other awards granted under the Plan.  The Committee shall determine the officers and key employees of the Company to whom, and the time or times at which, grants of Dexia Restricted Stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards.  The provisions of Dexia Restricted Stock awards need not be the same with respect to each recipient.

(b)                                 Awards and Custody Arrangement.  Each award of shares of Dexia Restricted Stock shall be evidenced by a written agreement, in such form as the Committee shall from time to time approve, setting forth the terms and conditions applicable to such award, including terms relating to the vesting, restricted period and transfer restrictions applicable thereto.  The Participant who is the prospective recipient of an award of Dexia Restricted Stock shall not have any rights with respect to such award unless and until such recipient has executed such written agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

The shares of Dexia Restricted Stock granted to a Participant shall be held in custody during the Restricted Period applicable to such shares in a securities account maintained by a custodian selected by the Company on behalf of the Participant.  Upon grant of an award of shares of Dexia Restricted Stock (and subject to the Participant’s execution and delivery of the related award agreement), Dexia shall cause the custodian to be recorded as the record holder of such shares in the records of Dexia’s transfer agent or in the records of holders of Dexia Stock maintained by the Depositary Trust Company and the custodian shall credit such shares to a notional account maintained for such Participant in the books and records of the custodian.

In the event that Dexia determines that shares of Dexia Restricted Stock will be evidenced by stock certificates, such stock certificates shall be registered in the name of, and held in custody by, the custodian designated by the Company until the Restricted Period with respect thereto shall have expired.  The custodian shall credit such shares to a notional account maintained for such Participant in the books and records of the custodian.

If and when the Restricted Period expires with respect to any shares of Dexia Restricted Stock, Dexia shall cause the Participant to be substituted for the custodian as the record holder of such shares in the records of Dexia’s transfer agent or in the records of holders of Dexia Stock maintained by the Depositary Trust Company and the custodian shall make a corresponding reduction to the number of shares credited to such Participant’s notional account in the books and records of the custodian.  Alternatively, any shares of Dexia Restricted Stock that have been certificated in the name of the custodian shall be cancelled upon the expiration of the related Restricted Period and shall be reissued in the name of, and delivered to, the Participant and the shares evidenced by such stock certificates shall be recorded in the name of such Participant in Dexia’s share registry.

(c)                                  Restrictions and Conditions.  The shares of Dexia Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i)                                     Subject to the provisions of the Plan and the award agreements, during a period set by the Committee commencing with the grant date of such award and ending on such date or dates established by the Committee, which date or dates shall not be less than six months following the expiration of the Forfeiture Period applicable to any such shares of Restricted Dexia Stock (the “Restricted Period”), the Participant shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign shares of Dexia

Restricted Stock awarded under the Plan (or have such shares attached or garnished); provided that the Restricted Period for any shares of Dexia Restricted Stock that are automatically sold to the Company or Dexia to satisfy withholding tax requirements in accordance with paragraph (e) of this Section 6 shall expire at the expiration of the applicable Forfeiture Period.

(ii)                                  Except as otherwise provided in paragraph (c) of this Section 6, the recipient shall have, in respect of the shares of Dexia Restricted Stock, all of the rights of a stockholder of Dexia, including the right to vote the shares and the right to receive any cash dividends, provided that any stock dividends paid, or proceeds of stock splits, shall remain Dexia Restricted Stock subject to the same custody arrangement, vesting provisions and Restricted Period applicable to the Dexia Restricted Stock in respect of which such stock dividend was paid or stock split was made.  The Committee may, in its sole discretion, at the time of award defer the payment of any cash dividends otherwise payable until expiration of the Restricted Period.

(iii)                               The shares of Dexia Restricted Stock shall be vested at such time or times as determined by the Committee at the date of award, provided that acceleration of vesting may be granted by the Committee after the date of award.  The period from the date of grant of any shares of Dexia Restricted Stock to the date such shares are scheduled to become vested (without regard to the acceleration of the vesting of such shares pursuant to paragraph (c)(v), (vi) or (vii) of this Section 6 or otherwise) shall be referred to as the “Normal Vesting Period” and the period from the date of grant of any such shares of Dexia Restricted Stock to the date of vesting of such shares (including the vesting of any such shares pursuant to paragraph (c)(v), (vi) or (vii) of this Section 6) shall be referred to as the “Forfeiture Period.”  If the Committee provides, in its discretion at the time of award, that any award is vested only in installments, the Committee may waive such installment vesting provisions at any time.

(iv)                              Upon termination of employment for any reason during the Normal Vesting Period, (A) all shares of Dexia Restricted Stock still unvested shall be forfeited by the Participant, subject to the provisions of the award agreement and paragraphs (c)(v), (vi) and (vii) of this Section 6, and (B) shares of vested Dexia Restricted Stock shall be delivered to the Participant upon the conclusion of the applicable Restricted Period in accordance with this paragraph (c).

(v)                                 Upon termination of a Participant’s employment by the Company without Cause, unless the Committee shall otherwise determine at the time of award, a portion of the shares of Dexia Restricted Stock subject to such award that have not become vested prior to the date of such termination shall vest as of such date, such portion to equal the ratio of (A) the number of days in the Normal Vesting Period applicable to such shares that have elapsed as of the date of termination, over (B) the total number of days in such Normal Vesting Period.

(vi)                              Upon becoming eligible for Retirement at age 55 (a Participant’s “Retirement Eligibility Date”), unless the Committee shall otherwise determine at the time of award, a portion of the shares of Dexia Restricted Stock subject to such award that have not become vested prior to such Participant’s Retirement Eligibility Date shall vest as of such date, such portion to equal the ratio of (A) the number of days in the Normal Vesting Period applicable to such shares that have elapsed as of the Retirement Eligibility Date, over (B) the total number of days in such Normal Vesting Period.  The shares of Dexia Restricted Stock subject to such award that are still unvested following the Participant’s Retirement Eligibility Date shall vest in equal installments as of the last day of each of the Company’s fiscal quarters ending during the remaining term of the applicable Normal Vesting Period, provided that, in the case of each such installment, the Participant remains employed by the Company until the applicable vesting date.

(vii)                           All unvested Dexia Restricted Stock granted to a Participant shall vest (A) upon the death or Disability of such Participant while employed by the Company or (B) to the same extent that Performance Shares vest, in the event of a Change in Control while such Participant is employed by the Company.

(d)                                 Election to Receive Stock or Cash.  At a date determined by the Company and notified to each Participant prior to the date on which the Restricted Period shall be completed with respect to vested shares of Dexia Restricted Stock granted to a Participant, such Participant may make an election to receive payment in respect of such shares, if any, following completion of such Restricted Period, in shares of Dexia Stock (not subject to restrictions), cash or a combination of shares and cash.  Such election shall be made in writing and shall be delivered to the Company’s Chief Financial Officer or General Counsel, or such other officer as the Committee shall from time to time designate.  Notwithstanding any cash election, the Committee may in its sole and absolute discretion satisfy the Company’s obligations to any Participant with respect to vested shares of Dexia Restricted Stock by delivery of shares of Dexia Stock.  If the Participant shall fail to make a timely election with respect to any vested shares of Dexia Restricted Stock, the Committee shall have the sole discretion to deliver shares of Dexia Stock and/or pay cash to satisfy any such obligation with respect to such vested shares of Dexia Restricted Stock.

With respect to the cash settlement of any Dexia Restricted Stock awards pursuant to this paragraph  (d), the amount of such cash payment shall be determined by valuing each share of Dexia Restricted Stock at the Fair Market Value of a share of Dexia Stock as of the last day of the Restricted Period (or if such day is not a trading day for Dexia Stock, then the first succeeding trading day for Dexia Stock).  Distribution of shares of Dexia Stock and/or payments of cash with respect to Dexia Restricted Stock shall be made to the Participant promptly after expiration of the applicable Restricted Period.

(e)                                  Tax Withholding.  In accordance with Section 10(d), each Participant shall automatically sell to the Company a number of whole and/or fractional shares of Dexia Stock that would otherwise be distributed to the Participant upon expiration of the Forfeiture Period in order to satisfy the minimum withholding requirement for all applicable Federal, state and local income, excise and employment taxes; provided that the Participant may elect to satisfy any such withholding requirement by the delivery of cash.  Such election must be made in writing and delivered to the Company’s Chief Financial Officer or General Counsel or such other officer as the Committee shall from time to time designate no later than thirty (30) days prior to the date of any such withholding requirement.  Any shares of Dexia Stock sold to the Company pursuant to this paragraph  (e) shall be valued at their Fair Market Value on the date of the applicable withholding requirement (or if such day is not a trading day for Dexia Stock, then the first succeeding trading day for Dexia Stock).

(f)                                    Dexia Stock Ceases to be Outstanding.  If, as a result of any merger, reorganization or other business combination or any other event or occurrence (a “Realization Event”), Dexia Stock is converted or exchanged for cash, shares or other consideration (the “Realization Consideration”), each share of Dexia Restricted Stock outstanding immediately prior to such Realization Event shall be converted into the Realization Consideration at the same time and on the same terms as applicable to Dexia Stock in general and shall be subject to the terms and conditions of Section 6(c) applicable to the Dexia Restricted Stock for which the Realization Consideration was paid, including the timing of payment, transfer and forfeiture provisions applicable with respect to the remaining term of the applicable Restricted Period and the Forfeiture Period, unless, in any such case, waived by the

Committee in its sole discretion; provided that (i) to the extent that the Realization Consideration consists of shares, the provisions hereof applicable to Dexia Restricted Stock shall apply to such shares as if such shares were Dexia Restricted Stock; and (ii) to the extent that the Realization Consideration consists of cash (the “Restricted Cash Amount”), the Restricted Cash Amount shall be (A) converted into U.S. dollars using the noon buying rate published by the Federal Reserve Bank of New York for the date of receipt of such cash (or if such rate is no longer published, such other rate as the Committee shall approve) and (B) credited with a rate of return equal to the Company’s ROE from the date of conversion into cash until the conclusion of the Restricted Period.  The Company’s obligation to pay the Restricted Cash Amount, along with any deemed earnings or losses thereon, shall be an unfunded contractual obligation that will be satisfied out of the Company’s general assets.  Participants shall have only the rights of a general unsecured creditor of the Company with respect to such amounts.  For purposes of the foregoing, ROE means, in respect of any period, the average of:

(i)                                     the discount rate (expressed as an annual percentage rate) such that (a) the Adjusted Book Value per share of FSA Stock on the last day of the last calendar quarter in such period, adjusted to exclude the after-tax change in accumulated other comprehensive income (unrealized gains and losses in the Company’s investment portfolio and any other component of other comprehensive income) during such period, and the dividends paid per share during such period, each discounted at such discount rate to the first day of the first calendar quarter in such period, equals (b) the Adjusted Book Value per share of FSA Stock on the first day of the first calendar quarter in such period; and

(ii)                                  the discount rate (expressed as an annual percentage rate) such that (a) the Book Value per share of FSA Stock on the last day of the last calendar quarter in such period, adjusted to exclude the after-tax change in accumulated other comprehensive income (unrealized gains and losses in the Company’s investment portfolio and any other component of other comprehensive income) during such period, and the dividends paid per share during such period, each discounted at such discount rate to the first day of the first calendar quarter in such period, equals (b) the Book Value per share of FSA Stock on the first day of the first calendar quarter in such period.

Section 7.  Performance Share Units.

(a)                                  Administration.  Performance Share Units may be issued either alone or in addition to other awards granted under the Plan.  The Committee shall determine the officers and key employees of the Company to whom, and the time or times at which, grants of Performance Share Units will be made, the number of Performance Shares and shares of Dexia Restricted Stock to be represented by each Performance Share Unit, and all other conditions of the awards.  The provisions of awards of Performance Share Units need not be the same with respect to each recipient.

(b)                                 Awards.  The prospective recipient of an award of Performance Share Units shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the Performance Share award and Dexia Restricted Stock award comprising such Performance Share Units, and has delivered fully executed copies thereof to the Company, and has otherwise complied with the then applicable terms and conditions.  Unless otherwise specified by the Committee at the time of award, each award of Performance Share Units shall be comprised of (i) a number of Performance Shares equal to 90% of the number of Performance Share Units and (ii) a number of shares of Dexia Restricted Stock equal to (A) the product of (x) 10% of the number of Performance Share Units times (y) the Fair Market Value of one share of FSA Stock determined as of December 31 of the year immediately preceding the year in which the award is made divided by (B) the Fair Market Value of one share of Dexia Stock determined as of the day preceding the date of the award.

Section 8.  Transfer, Leave of Absence, etc.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

a.                                       a transfer of an employee from the Company to a Subsidiary, or from a Subsidiary to the Company, or from one Subsidiary to another; or

b.                                      a leave of absence, approved in writing by the Committee, for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days (or such longer period as the Committee may approve, in its sole discretion).

Section 9.  Amendments and Termination.

The Board may amend, alter, or discontinue the Plan (or any portion thereof), but no amendment, alteration or discontinuation shall be made which would impair the rights of any recipient with respect to any award of Performance Shares, Dexia Restricted Stock or Performance Share Units theretofore granted, without the recipient’s consent; provided that the Board may not make any amendment to the Plan that would, if such amendment were not approved by the holders of FSA Stock, cause the Plan to fail to comply with (a) Section 16 of the Act (or Rule 16b-3 under the Act), or (b) any other requirement of applicable law or regulation, unless and until the approval of the holders of FSA Stock is obtained.

The Committee may amend the terms of any award or option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without his or her consent.

Section 10.  General Provisions.

a.                                       All certificates for shares of FSA Stock delivered under the Plan pursuant to any award of Performance Shares or Performance Share Units, and all certificates for shares of Dexia Stock delivered under the Plan pursuant to any award of Dexia Restricted Stock or Performance Share Units, shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the FSA Stock or Dexia Stock, as the case may be, is then listed, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  The foregoing provisions of this paragraph applicable to FSA Stock and Dexia Stock shall not be effective if and to the extent that the shares of FSA Stock or Dexia Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, as amended, such that application of such provisions is no longer required, or if and so long as the Committee otherwise determines that such application is no longer required.

b.                                      Subject to paragraph (d) below, recipients of Dexia Restricted Stock or FSA Stock in respect of Performance Shares under the Plan are not required to make any payment or provide consideration other than the rendering of past services and/or the commitment to render and rendering of future services.

c.                                       Nothing contained in the Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required;

and such arrangements may be either generally applicable or applicable only in specific cases.  The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

d.                                      Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee regarding payment of any Federal, state or local taxes of any kind required by law to be withheld with respect to the award; provided, however, that such tax withholding requirement may be met by the withholding of shares of FSA Stock or Dexia Stock otherwise deliverable to or vested in the Participant, pursuant to procedures approved by the Committee.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

e.                                       At the time of grant, the Committee may provide in connection with any grant made under the Plan that the shares of FSA Stock or Dexia Stock received as a result of such grant shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the Participant wishes to sell, with the price being the then Fair Market Value of the FSA Stock or Dexia Stock, as the case may be, subject to such other terms and conditions as the Committee may specify at the time of grant.

f.                                         Notwithstanding any other provision of the Plan, if the Committee determines that an individual entitled to take action or receive payments hereunder is an infant or incompetent by reason of physical or mental disability, it may permit such action to be made by or cause such payments to be made to a legal guardian, custodian or comparable party, without any further responsibility with respect thereto under the Plan.

g.                                      THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

Section 11.  Effective Date of Plan.

The Plan shall be effective on the date it is approved by a vote of the holders of a majority of the total outstanding Stock.  The Plan shall not become effective unless it is so approved.

Section 12.  Term of Plan.

No award of Performance Shares, Dexia Restricted Stock or Performance Share Units shall be granted pursuant to the Plan on or after the tenth anniversary of the date of the most recent stockholder approval of the Plan, but awards theretofore granted may extend beyond that date.